Exhibit 10.1

                                Service Agreement

This Service Agreement is made and entered in to on this the 1st day of May, 2001 by and between Construction and Marine Equipment, hereafter referred to as CME, and New York Cross Harbor Railroad, hereafter referred to as NYCH.

In consideration of the mutual promises, covenants, and representations, warranties and guarantees set forth in this agreement, and other good and valuable consideration, the Parties, NYCH and CME, intending to be legally bound, hereto agree as follows:

  1. CME will provide the loading and unloading of intermodal containers on and off of railcars at the Greenville Yard In Jersey City, NJ. CME will provide all of the necessary equipment, materials, and labor to perform the above services CME will provide all of the maintenance and insurance covering the equipment.

  2. Service Charges. The following is a schedule of charges for the loading and unloading of containers on and off of railcars:

             - $375 per car far cars l through 45, monthly
             - $325 per car for cars 46 and above, monthly
             - CME will invoice NYCH every 15 days with payment due in 14 days - CME will be reimbursed up to $5000 for the initial mobilization of equipment into Greenville Yard with first invoice, but not more than actual cost.
             - CME will bill NYCH up to $5000 for the demobilization and movement of equipment upon cancellation or termination of this agreement, but not more than actual cost.
             - NYCH will guarantee a minimum of 45 cars per month, or 540 cars annually

  3. Term - This service agreement shall commence on the 1st day of May 2001 and terminate on April 30, 2006. By agreement, the term of this lease may be extended upon terms and conditions mutually acceptable to both Parties.

  4. Indemnity - CME agrees as its sole cost to hold NYCH harmless from and against any liability claim, demand, lien, suit, action or proceeding, judgment, award, decree, and all costs and expenses incurred therewith, including attorney's fees for (a) any failure of CME to comply with its obligation under this agreement and (b) death, injury, or damage to property or person or any other disability whatsoever arising out of this agreement.

  5. Insurance - CME shall at its sole expense obtain and maintain Comprehensive or Commercial General Liability insurance. Said policy of insurance shall be for a minimum amount of three million dollars ($3,000,000) combined single limit for both bodily injury and property damage. CME shall furnish NYCH with a




        Construction and Marine Equipment

        Date: May 1, 2001

        by John Dengel
           ------------------------------
           John Dengel, President

        New York Cross Harbor Railroad

        Date: May 1, 2001

        by Ronald W. Bridges
           ------------------------------
           Ronald W. Bridges, President